Exhibit 99.4

CREEKSTONE APARTMENTS, L.P.

TABLE OF CONTENTS

PAGE

Independent auditors' report	1

Financial statements:

Balance sheets	2-3

Statements of operations	4

Statements of changes in partners' equity (deficit)	5

Statements of cash flows	6

Notes to financial statements	7-9

Supplemental information:

Schedules of operations	11-12

HA&W
Certified Public Accountants and Business Advisors

INDEPENDENT AUDITORS' REPORT

To the Partners
Creekstone Apartments, L.P.

We have audited the accompanying balance sheets of CREEKSTONE APARTMENTS, L.P. (a limited partnership) as of December 31, 2006 and 2005, and the related statements of operations, changes in partners' equity (deficit), and cash flows for the years then ended.  These financial statements are the responsibility of the Partnership's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CREEKSTONE APARTMENTS, L.P. as of December 31, 2006 and 2005, and the results of its operations, its changes in partners' equity (deficit), and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental information on pages 11 - 12 is presented for purposes of additional analysis and is not a required part of the basic financial statements.  Such information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

Habif, Arogeti, & Wynne, LLP
Atlanta, Georgia

February 22, 2007

Habif, Arogeti & Wynne, LLP
5565 Glenridge Connector, Suite 200, Atlanta, Georgia 30342
404.892.9651  -  Fax 404.876.3913
An Independent Member of Baker Tilly International, Certified Public Accountants

CREEKSTONE APARTMENTS, L.P.
BALANCE SHEETS
DECEMBER 31,

ASSETS

	2006	2005
Current assets
Cash	$ 46,443	$ 38,111
Prepaid expenses	520	3,112
Miscellaneous current assets	480	480

Total current assets	47,443	41,703

Restricted deposits and funded reserves
Tenant security deposits	15,325	15,133
Tax and insurance escrow	29,503	41,793
Operating deficit reserve	70,308	65,290
Replacement reserve	62,351	65,775

	177,487	187,991

Property and equipment, at cost
Land	130,650	130,650
Building and improvements	1,877,954	1,877,954
	2,008,604	2,008,604
Accumulated depreciation	(765,404)	(697,115)

	1,243,200	1,311,489
Other assets
Monitoring fees, net of accumulated
amortization of $11,308 and $10,280
for 2006 and 2005, respectively	4,111	5,139
Miscellaneous other assets	11,536	0

	$1,483,777	$1,546,322

See auditors' report and accompanying notes

CREEKSTONE APARTMENTS, L.P.
BALANCE SHEETS
DECEMBER 31,

LIABILITIES AND PARTNERS' EQUITY (DEFICIT)

	2006	2005
Current liabilities
Accrued property taxes	$ 0	$ 16,299
Accrued interest payable	130	253
Current portion of mortgage notes payable	55,123	61,078
Tenant security deposits	15,325	15,133

Total current liabilities	70,578	92,763

Long-term debt
Mortgage payable, net of current portion	576,614	624,364

Partners' equity (deficit)	836,585	829,195

	$1,483,777	$1,546,322

See auditors' report and accompanying notes

CREEKSTONE APARTMENTS, L.P.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31,

	2006	2005
Revenues
Rental income	$ 205,761	$ 204,272
Miscellaneous service revenue	4,453	2,409
Interest income	831	1,282

	211,045	207,963

Expenses
Administrative	3,438	2,754
Amortization	1,028	1,028
Depreciation	68,289	68,289
Employee benefits	283	202
Management fees	16,800	14,400
Mortgage interest	3,380	5,387
Office expense	7,376	2,941
Payroll taxes	1,198	1,216
Professional services	11,586	11,552
Property insurance	8,900	8,736
Real estate taxes	16,440	18,366
Repairs and maintenance	39,270	32,336
Salaries	14,172	13,605
Utilities	8,998	8,740
Miscellaneous	2,497	0

	203,655	189,552

Net income	$ 7,390	$ 18,411

See auditors' report and accompanying notes

CREEKSTONE APARTMENTS, L.P.
STATEMENTS OF CHANGES IN PARTNERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	Limited	General	Total
Partners' equity (deficit), December 31, 2004	$ 846,729	$ (20,945)	$ 825,784

Less: Distributions	(3,300)	(11,700)	(15,000)

Net income	18,227	184	18,411

Partners' equity (deficit), December 31, 2005	861,656	(32,461)	829,195

Net income	7,316	74	7,390

Partners' equity (deficit), December 31, 2006	$ 868,972	$ (32,387)	$ 836,585

See auditors' report and accompanying notes

CREEKSTONE APARTMENTS, L.P.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31,

Increase (Decrease) In Cash

	2006	2005
Cash flows from operating activities
Net income	$ 7,390	$18,411
Adjustments to reconcile net income to net cash provided by operating activities
Amortization	1,028	1,028
Depreciation	68,289	68,289
Changes in assets and liabilities
Decrease in prepaid expenses	2,592	624
(Increase) Decrease in tax and insurance escrow	12,290	(16,514)
Increase in miscellaneous assets	(11,536)	(480)
Decrease in accounts payable	0	(7,271)
Increase (Decrease) in accrued property taxes	(16,299)	16,299
Decrease in accrued interest payable	(123)	(37)

Total adjustments	56,241	61,938

Net cash provided by operating activities	63,631	80,349

Cash flows from investing activities
Net (deposits) releases to/from reserve for replacement	3,424	(638)
Net deposits to operating deficit reserve	(5,018)	(4,912)

Net cash used by investing activities	(1,594)	(5,550)

Cash flows from financing activities
Principal payments on mortgage notes	(53,705)	(58,453)
Distributions to partners	0	(15,000)

Net cash used by financing activities	(53,705)	(73,453)

Net increase in cash	8,332	1,346

Cash, beginning of year	38,111	36,765

Cash, end of year	$46,443	$38,111

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash paid during the years for interest	$ 3,503	$ 5,424

See auditors' report and accompanying notes

CREEKSTONE APARTMENTS, L.P.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

Note A
Organization and Summary of Significant Accounting Policies

The Partnership was organized as a limited partnership under the laws of the state of Georgia.  The Partnership was formed for the purpose of constructing and operating a rental housing project of 40 units located in Dallas, Georgia, and is currently operating under the name of Creekstone Apartments.

The following significant accounting policies have been followed in the preparation of the financial statements:

a.  Property and Equipment:

    Property and equipment have been recorded at cost.  Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives of 27.5 years for real property by use of the straight-line method.

    Maintenance and repairs are charged to expense as incurred; major renewals and betterments are capitalized.  When items of property or equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts, and any gain or loss is included in income.

b.  Intangible Assets:

    Compliance monitoring fees are being amortized on the straight-line method over the terms of the compliance period of 15 years.

c.  Income Taxes:

    Income or loss of the Partnership is allocated 1% to the general partner and 99% to the limited partners.  No income tax provision has been included in the financial statements, since income or loss of the Partnership is required to be reported by the partners on their respective income tax returns.

d.  Use of Estimates:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Note B
Partner's Capital Contributions

In accordance with the partnership agreement, the investor limited partner is required to contribute $873,046.  As of December 31, 2006, all amounts have been received by the Partnership.

CREEKSTONE APARTMENTS, L.P.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

Note C
Concentration of Credit Risk Arising from Cash Deposits in Excess of Insured Limits

The Partnership maintains cash balances at several financial institutions.  Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000.  The Partnership believes it is not exposed to any significant credit risk on cash.

Note D
Mortgage Payable

The mortgage payable with Community Trust Bank is secured by a first deed of trust on the rental property.  The mortgage was renewed in April 2006 in an amount of $41,989 and bears interest at the rate of 8.5% per annum with monthly payments of $2,495 for 18 months maturing in October 2007.

The mortgage payable with State Home Mortgage, in the original amount of $935,000, is secured by rental property.  The mortgage is payable in monthly installments of $2,597 for the first 15 years bearing no interest and maturing in June 2026.  The aggregate mortgage payable is due to the mortgagee as follows:

December 31,	Bank Mortgage	State Home Mortgage	Totals

2007	$ 23,959	$ 31,164	$ 55,123
2008	0	31,164	31,164
2009	0	31,164	31,164
2010	0	31,164	31,164
2011	0	31,164	31,164
Thereafter	0	451,958	451,958

	$ 23,959	$607,778	$631,737

Note E
Partnership Profits, Losses and Distributions

Operating profits and losses are allocated 99% to the limited partners and 1% to the general partner.  Cash distributions from operations are allocated [a] first, 100% to the limited partners until the limited partners have received the required amount [b] then, 100% to the guarantors until all loans are made by the guarantors pursuant to the operating deficit agreement [c] then, $2,000 to the limited partner [d] and the balance, if any, 10% to the limited partners and 90% to the general partners and any Class B limited partners.  Tax credits are to be allocated 99% to the limited partners and 1% to the general partner.  Profit or loss and cash distributions from sales of property will be allocated as formulated in the partnership agreement.

CREEKSTONE APARTMENTS, L.P.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

Note F
Transactions with Affiliates

The Partnership's rental property is managed by Tower Management Company, which is owned by a general partner.  The management company received fees of $35 and $30 per unit per month for the years ended December 31, 2006 and 2005, respectively.  Management fees of $16,800 and $14,400 were incurred for these services for the years ended December 31, 2006 and 2005, respectively.

The Partnership has incurred a developer's fee, payable to the general partner and its consultants for services rendered to the Partnership overseeing the construction of the Project.  At December 31, 2006, all developer's fees had been paid.

Note G
Commitments and Contingencies

The Project's low-income housing credits are contingent on its ability to maintain compliance with applicable sections of Section 42.  Failure to maintain compliance with occupant eligibility, and/or unit gross rent, or to correct noncompliance within a specified time period could result in recapture of previously taken tax credits plus interest.  In addition, such potential noncompliance may require an adjustment to the contributed capital by the limited partners.

SUPPLEMENTAL INFORMATION

CREEKSTONE APARTMENTS, L.P.
SCHEDULES OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
REVENUE
Gross rental revenue	$ 228,912	$ 219,312
Less: Vacancies	(23,151)	(15,040)
Less: Miscellaneous	0	0

Subtotal	205,761	204,272

Vacancy percentage	10.11%	6.86%

Security deposit	1,050	0
Laundry income	0	0
Interest income	831	1,282
Miscellaneous income	3,403	2,409

Total revenue	211,045	207,963

EXPENSES
Professional fees	4,772	5,321
Telephone	65	1,088

General and administrative subtotal	5,637	6,409

Decorating/improvements	7,761	6,718
Fees and permits	148	110
Garbage and trash	6,141	6,177
Electric	8,998	8,740
Insurance	9,183	8,938
Lawn	9,785	10,330
Miscellaneous	19,112	10,728
Payroll	3,164	2,920
Pest control	600	600
Repairs and maintenance	14,983	8,511
Real estate taxes	16,440	18,366
Manager payroll	12,206	11,902
Management fee	16,800	14,400

Operating expenditure subtotal	125,321	108,440

Total expenses	130,958	114,849

Net operating income	$ 80,087	$ 93,114

Replacement reserve	$ 8,004	$ 8,004

Income to service debt	$ 72,083	$ 85,110

Debt service #1	$ 31,164	$ 31,164

Debt service #2	$ 25,921	$ 32,676

See auditors' report

CREEKSTONE APARTMENTS, L.P.
SCHEDULES OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

Summary of Operating and Administrative Expenses

General and administrative	$ 5,637	$ 6,409

Utilities	15,139	14,917

Payroll	15,370	14,822

Maintenance	52,389	36,997

Management fees	16,800	14,400

Tax	16,440	18,366

Insurance	9,183	8,938

Total expenses	$130,958	$114,849

Revenue growth rate	1.48%	3.09%

Expense growth rate	14.03%	(2.72)%

Total number of units: 40
Per-unit replacement reserve	$ 200	$ 200

See auditors' report